Exhibit 99.1

NEWS RELEASE

RAMBUS ANNOUNCES RESTRUCTURING

Expects net cash savings of $30-$35 million annually

SUNNYVALE, CALIFORNIA – August 22, 2012 – Rambus Inc. (Nasdaq:RMBS), one of the world's premier technology licensing companies, today announced a restructuring of the company.  With this restructuring and related cost saving measures, Rambus expects an overall net cash savings of $30-$35 million annually.  The majority of the reduction in expenses are being made in general and administrative (G&A), while the company continues to invest in strategic businesses.

“After reviewing our expenses in detail, we have concluded that the support infrastructure can be reduced to improve profitability,” said Dr. Ronald Black, Rambus chief executive officer.  “While we have refined some of our R&D investments, we are preserving all of our strategic initiatives as we believe they will drive significant growth in the future.”

The reductions in expense and associated workforce will begin in the coming weeks and are expected to be completed during the fourth quarter of 2012.  As a result of this action, the company will reduce its workforce by approximately 15%.  Satish Rishi, Rambus chief financial officer, stated: “We expect to take a charge for severance, on a cash basis, of approximately $6 million over the next two quarters.  We are also reviewing our assets, businesses, and other contractual obligations and may take additional charges by the end of the year. Excluding these charges, and including additional investment in strategic initiatives, we expect significant net cash savings of approximately $30-$35 million annually.”

As part of the restructuring, Rambus has created a new organizational structure.  The company is now organized into three business units reporting to Dr. Black:  (1) Memory and Interfaces, led by Kevin Donnelly; (2) Cryptography Research Inc., led by Paul Kocher; and (3) Lighting and Display Technologies, led by Jeffery Parker.  The engineering design teams, Rambus Labs, and other strategic initiatives will be consolidated under Dr. Martin Scott, who will take the new role of chief technology officer.  In addition, the company is pleased to introduce Jerome Nadel, who will be joining as chief marketing officer.  Also reporting to Dr. Black are: Satish Rishi, chief financial officer; Laura Stark, head of Corporate Strategy; Michael Schroeder, head of human resources; and Thomas Lavelle, general counsel.

“This new organization positions us well for future growth.  The addition of Jerome in the newly-created role of chief marketing officer, with his vast international experience, will be instrumental in repositioning the company and creating closer relationships with our customers,” said Dr. Black.  “We’d like to thank both Sharon Holt and Christopher Pickett for their valuable contributions as they have each announced their decision to pursue non-competing opportunities outside of Rambus.”

Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to Rambus' announced restructuring, the reduction in employees, charges, expenses, cash expenditures and cost savings, and growth strategies described above. Such forward-looking statements are based on current expectations, estimates and projections, management's beliefs and certain assumptions made by Rambus' management. Actual results may differ materially. Rambus' business generally is subject to a number of risks which are described more fully in Rambus' periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

About Rambus Inc.
Founded in 1990, Rambus is one of the world’s premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.

###

RMBSFN

Contacts:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
linda_ashmore@rambus.com

Nicole Noutsios
Rambus Investor Relations
(408) 462-8050
nnoutsios@rambus.com